Exhibit 1

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:

Corporate Backed Trust Certificates, Series 2001-10

*CUSIP: 21988G833

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending April 1, 2003.

INTEREST ACCOUNT
----------------

Balance as of October 1, 2002 ..............................      $      0.00
         Scheduled Income received on securities ...........      $986,580.00
         Unscheduled Income received on securities .........      $      0.00

LESS:
         Distribution to the Holders .......................     -$986,580.00
         Distribution to Depositor .........................     -$      0.00
         Distribution to Trustee ...........................     -$      0.00
Balance as of April 1, 2003 ................................      $      0.00

PRINCIPAL ACCOUNT

Balance as of October 1, 2002 ..............................      $      0.00
         Scheduled Principal received on securities ........      $      0.00

LESS:
         Distribution to Holders ...........................     -$      0.00
Balance as of April 1, 2003 ................................      $      0.00

                 UNDERLYING SECURITIES HELD AS OF April 1, 2003

       Principal
         Amount                       Title of Security
         ------                       -----------------
      $37,800,000       Motorola, Inc. 5.22% Debentures due October 1, 2097

                        *CUSIP: 620076AM1

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.


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